Exhibit 99.1

News Release

Orthofix Provides Executive Management Business Update and Appoints Julie Andrews as Chief Financial Officer

•
Massimo Calafiore begins as President and Chief Executive Officer, effective immediately
•
Julie Andrews is appointed as Chief Financial Officer, assuming the role effective January 15, 2024

LEWISVILLE, TEXAS — January 8, 2024 — Orthofix Medical Inc. (NASDAQ: OFIX), a leading global spine and orthopedics company, today announced that effective immediately, Massimo Calafiore has assumed the role of President and Chief Executive Officer (CEO) and as a member of the Orthofix Board of Directors. In conjunction with Mr. Calafiore stepping into his role as CEO, the Company has announced the appointment of Julie Andrews as Chief Financial Officer. Ms. Andrews previously served as CFO for Smart Wires Technology, where she led all finance, tax, treasury, accounting, information technology, and investor relations functions. Prior to that role, Ms. Andrews served as the Senior Vice President, Global Finance for Wright Medical Group, a global medical device company focused on extremities and biologics that was acquired by Stryker in 2020, and before that, she was the Vice President of Finance for the Spine and Biologics division of Medtronic Inc.

“I am thrilled to announce that Massimo has officially started in his role as President and CEO and am equally excited to welcome Julie to Orthofix as incoming CFO,” said Catherine Burzik, Chair of the Board of Directors and former Interim CEO of Orthofix. “Our search for these critical management roles was executed quickly and thoroughly, with many highly qualified candidates expressing interest in leading Orthofix. We are confident we have chosen two visionary executives who will bring meaningful perspectives and expertise to the Company and that their leadership will serve us well in the years ahead.”

Mr. Calafiore commented, “I am honored to officially begin this role at this important time for the Company, and I am excited to welcome Julie to the team next week. I look forward to working with the more than 1,600 employees who dedicate themselves to furthering our mission to deliver meaningful and life-improving technologies for our surgeon customers and their patients.”

About Massimo Calafiore

Mr. Calafiore joined LimaCorporate S.p.A., a global orthopedics company in September 2022, where he served as CEO until the January 3, 2024, acquisition of LimaCorporate by Enovis Corporation (NYSE: ENOV). Prior to this he served as Executive Vice President and Chief Commercial Officer of NuVasive, Inc. During his tenure at NuVasive, Mr. Calafiore served as President of NuVasive Specialized Orthopedics (formerly Ellipse Technologies). Earlier in his career, Mr. Calafiore worked for Waldemar Link GmbH & Co. KG and served in various leadership roles across multiple business segments, including orthopedics, lower extremities, and spine.

He received his M.Sc. in Mechanical Engineering from the University of Catania and an MBA from New York University.

About Julie Andrews

Ms. Andrews joined Smart Wires Technology, a global transmission grid technology company focused on enabling the transition to renewable energy, as CFO in 2021. From 2012 to 2020, she served as Senior Vice President, Global

Finance and Vice President, Global FP&A, and Chief Accounting Officer at Wright Medical Group, where Ms. Andrews led a 170-person finance team. Prior to this, Ms. Andrews spent many years in roles of increasing responsibility at Medtronic Inc., including as Vice President of Finance for the Spine and Biologics division, where she provided oversight of all FP&A and accounting functions. Early in her career, Ms. Andrews served as a Senior Financial Analyst for Thomas & Betts and as an auditor for Thomas Havey, LLC.

Currently, she serves on the board of RxSight, Inc., an ophthalmic medical device company. Ms. Andrews received a Bachelor of Science in Accounting from Indiana University. She also participated in advanced leader and director development programs at both Medtronic and Wharton School of Business.

About Orthofix

Orthofix is a leading global spine and orthopedics company with a comprehensive portfolio of biologics, innovative spinal hardware, bone growth therapies, specialized orthopedic solutions, and a leading surgical navigation system. Its products are distributed in approximately 68 countries worldwide.

The Company is headquartered in Lewisville, Texas and has primary offices in Carlsbad, CA, with a focus on spine and biologics product innovation and surgeon education, and Verona, Italy, with an emphasis on product innovation, production, and medical education for orthopedics. The combined Company’s global R&D, commercial and manufacturing footprint also includes facilities and offices in Irvine, CA, Toronto, Canada, Sunnyvale, CA, Wayne, PA, Olive Branch, MS, Maidenhead, UK, Munich, Germany, Paris, France and Sao Paulo, Brazil.

Forward-Looking Statements

This news release may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” “continue” or other comparable terminology. Orthofix cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Each forward-looking statement contained in this news release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of robust clinical validation; and the risks identified under the heading “Risk Factors” in Orthofix Medical Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the Securities and Exchange Commission (SEC) on March 6, 2023. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. Orthofix does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contacts:

Media Relations

Denise Landry

DeniseLandry@orthofix.com

214.937.2529

Investor Relations

Louisa Smith, Gilmartin Group

IR@orthofix.com